Exhibit 10.16
FIRST CITIZENS BANK
LONG-TERM COMPENSATION PLAN
(Effective Calendar Year 2006)
(Adopted March 30, 2006)
(Amended and Restated July 19, 2012)

First Citizens Bank and Trust Company, Inc. (the “Company”) hereby amends and restates this Long-Term Compensation Plan (the “Plan”), effective July 19, 2012. The Plan was originally effective for the calendar year 2006. The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) will be responsible for the administration of this Plan as more fully described in Section 6 of the Plan. The Plan will be administered on a calendar year basis with each calendar year being referred to as a “Plan Year.”
1.    Purpose.    The Company adopts this Plan for the purpose of attracting and retaining qualified and competent management-level employees and to encourage participating employees to contribute to the long-term success of the Company.
2.    Eligibility.    Prior to the start of each Plan Year, Senior Executive Management of the Company shall confer with each other and recommend to the Compensation Committee any management employee of the Company or any of its affiliated companies to participate in the Plan for a Plan Year. The Senior Executive Management’s recommendation shall not include a recommendation with respect to any member of Senior Executive Management. The Compensation Committee will consider the recommendations for participation, modify such recommendations as the Compensation Committee deems appropriate, and approve the management-level employees who will be eligible to participate in the Plan for the Plan Year. In addition, the Compensation Committee will determine and establish the Plan participation for each member of Senior Executive Management each Plan Year, if any. At all times participation levels shall be consistent with applicable law. The following individuals shall not be eligible to participate in the Plan:
(i)    Members of the Compensation Committee of the Company;
(ii)    Individuals whose terms and conditions of employment are covered by a collective bargaining agreement, unless the collective bargaining agreement provides for participation in the Plan;
(iii)    Individuals classified by the Company (or any of its affiliated companies) as independent contractors (regardless of whether such individuals are at any time reclassified by any court or governmental entity as employees of the Company (or any of its affiliated companies) or leased employees; or
(iv)    Individuals who have waived participation in the Plan by any means.
No employee shall at any time have the right to be selected as a participant in the Plan for any Plan Year, to be entitled automatically to an Award, nor, having been selected as a participant for one Plan Year, automatically be a participant for any other Plan Year.
3.    Determination of Awards.
(i)    Awards.     Senior Executive Management of the Company shall, following the close of the Plan Year and using such rules and methodologies as the Compensation Committee in its discretion shall approve, recommend to the Compensation Committee each participant’s Award for the Plan Year. The Senior Executive Management’s recommendation shall not include a recommendation with respect to an Award for any Senior Executive Management member. The Compensation Committee will review such recommendations, modify the recommendations as it deems appropriate in its sole and absolute discretion and approve the final Awards. The Compensation Committee, in its sole and absolute discretion, will also determine the Awards, if any, to be made to Senior Executive Management members.
(ii)    Award Condition - Service Requirements. The participant must remain employed by the Company for three years following the December 31 immediately preceding the Award grant to be eligible to receive the Award. The participant is not eligible for a portion of the Award (for example, if the employee leaves voluntarily or is terminated for cause Cause. "Cause," unless otherwise defined in a written employment or services agreement between the Company or an affiliated Company and the participant, means conduct by the participant amounting to (i) fraud or dishonesty against the Company, or other acts or omissions which adversely impact the business or image of the Company or cause the Company to fall into disrepute, (ii) willful misconduct or knowing violation of law in the course of employment or other association with the Company, (iii) a conviction or plea of guilty or nolo contendere to a felony or other crime involving dishonesty or moral turpitude, (iv) failure to perform any of participant’s duties for the Company and failure to cure such deficiencies within thirty (30) days of receipt of written notice form the Company of such deficiencies, and (v) the violation of any restrictive covenants contained in any written agreement between the Company and the participant, or if no such written agreement exists, the unauthorized use or disclosure of confidential information or trade secrets of the Company.  Cause shall be determined by the Administrator in his sole discretion, which determination shall be conclusive and binding. after two years following the Award grant, the entire Award amount is forfeited). Subject to Section 4 below and notwithstanding the foregoing, if a participant is terminated from employment by the Company without cause or due to disability,     Disability. "Disability," unless otherwise defined in a written employment or services agreement between the participant and the Company or an affiliated company, means a mental or physical impairment of the participant that is expected to result in death or that has lasted or is expected to last for a continuous period of twelve (12) months or more and that causes the participant to be unable, in the opinion of the Administrator based on an examination of the participant by a physician selected by the Administrator to perform his or her duties for the Company or an affiliated Company, with or without reasonable accommodation. death or retirement,     Retirement. “Retirement,” for purposes of this Plan, shall mean the termination of employment after the earlier of the date a participant attains age 50 with 15 years of service or the date a participant attains age 55 with 10 years of service. Service includes all consecutive periods of employment with the Company, including employment prior to the establishment of this Plan. he or she will be paid outstanding Awards on the date that he or she would have otherwise been paid had such event not occurred. (See Section 5 for Awards (if any) to be determined for Plan Year of termination.)
(iii)    Award Condition - Confidentiality of Plan and Awards. As a condition of Plan participation, each participant must acknowledge and agree that the fact of and the nature and terms of this Plan and any Awards made hereunder shall remain strictly confidential and shall not be disclosed by the participant to any person or party whomsoever without the prior written consent of the Company, except as necessary in the course of any legal proceeding based upon the provisions and terms of this Plan or pursuant to court order or other legal process after reasonable prior notice to the Company. The foregoing provision notwithstanding, a participant may disclose the fact of and the nature and terms of this Plan and any Awards to the participant’s spouse, his accountant/financial planner and/or his attorney, provided the participant has first secured their respective agreement(s) to abide by the provisions of this confidentiality provision and make no further disclosure of the fact of and the nature and terms of this Plan and any Awards. If a participant (or the participant’s spouse, his accountant/financial planner, and/or attorney) violates these confidentiality provisions, then the Company shall have the right to forfeit all current Awards, and bring a lawsuit against the Participant to recover any Awards previously paid under this Plan as well as for such other relief as the court might deem appropriate.
(iv)    Award Condition - Restrictive Covenants Requirement. Beginning with the 2007 Awards to be granted in 2008, as a condition of Plan participation with regard to 2007 Awards and future Awards, each participant must agree to and execute an agreement containing restrictive covenants or confirm an existing agreement or obligation containing restrictive covenants. Generally, the agreement containing restrictive covenants may prohibit the participant from participating in any competing enterprise or business and from soliciting the Company's employees, customers, and prospective customers at any time during the participant's employment with the Company and during a period after cessation of employment. If a participant violates any of the restrictive covenants agreed to or confirmed pursuant to this provision, then the Company shall have the right to forfeit the 2007 Awards and future Awards, and bring a lawsuit against the participant to recover the 2007 Awards and future Awards as well as for such other relief as the court might deem appropriate, including but not limited to the enforcement of the terms and conditions of the applicable agreement containing restrictive covenants.
(v)    Cash Payment of Awards.    Subject to all other Plan provisions, the Company shall pay, or cause to be paid, the Award to the participant in a single cash payment during the first two months of the fourth calendar year after the close of the Plan Year for which the Award is granted to the participant. For example, an Award made under this Plan for the 2006 Plan Year (granted in the first quarter of 2007) will be paid in a single, lump sum cash payment (subject to required withholding) no later than the last day of February 2010. Awards granted under this Plan will not be adjusted for earnings, interest, or other amounts from the date awarded until paid.
(vi)    Awards at Adoption of Plan. At or about the adoption of this Plan, the Compensation Committee may grant, on a one-time basis, Awards to any management employee (including Senior Executive Management) in recognition of past performance. Such Awards will be subject to and construed and administered under all of the terms of the Plan, including, but not limited to, the confidentiality and service conditions described above. However, an Award made under this provision will be paid by the Company to the participant in a single cash payment during the first two months of 2009 and the service condition in paragraph 3(iii) will be applied accordingly.
4.    Reduction/Cancellation of Award.     Notwithstanding, and in addition to any other Plan provision, the Compensation Committee may, in its sole discretion, reduce the amount of, or cancel in its entirety, the Award that would otherwise have been paid to the participant, if the Compensation Committee determines that the participant has engaged in misconduct with respect to his or her employment or has failed to adequately perform the duties and responsibilities of any of his or her employment assignment.

5.    Employment.    If, during a Plan Year, a participant is laid off or the participant’s employment terminates without cause, a participant is no longer covered under the Plan because of the sale or other divestiture of his or her employing company, or a participant’s employment assignment so changes that the Compensation Committee, in its sole discretion, determines that it is no longer relevant to the participant’s continued Plan participation, the participant shall only receive such portion, if any, of any resulting Award for the Plan Year as the Compensation Committee shall determine, in its sole discretion. Any prior Awards, if any, will be paid under the provisions and conditions of the Plan.
6.    Administration.    The Compensation Committee shall have complete discretion and authority to administer and interpret the language of the Plan and, to determine all facts relevant to benefits under the plan to the extent it deems appropriate to do so, to delegate such power and authority to others. Any interpretation of the Plan, or other act in administering the Plan, whether by the Compensation Committee or its delegates, shall be final and binding on all parties. Administration of the Plan shall include, but shall not be limited to:
(i)    Selection of participants, whether individually or by group, and classification of participants;
(ii)    Establishment of the Amount of Award based on the recommendation of management for each Plan Year; and
(iii)    Implementation of such rules and procedures as may be necessary or advisable for the administration of the Plan.
7.    Claims Procedure. The following claims procedure shall apply with respect to the Plan:
(i)    Filing of a Claim for Benefits. If a participant or beneficiary (the "claimant") believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefore with the Director of Compensation and Benefits.
(ii)    Notification to Claimant of Decision. Within 90 days after receipt of a claim by the Director of Compensation and Benefits (or within 180 days if special circumstances require an extension of time), the Director of Compensation and Benefits shall notify the claimant of the decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under ERISA following an adverse benefit determination on review. Notwithstanding the forgoing, if the claim relates to a participant who is Disabled, the Director of Compensation and Benefits shall notify the claimant of the decision within 45 days (which may be extended for an additional 30 days if required by special circumstances).
(iii)    Procedure for Review. Within 60 days following receipt by the claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant shall appeal denial of the claim by filing a written application for review with the Compensation Committee. Following such request for review, the Compensation Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Compensation Committee, the claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

(iv)    Decision on Review. The decision on review of a claim denied in whole or in part by the Compensation Committee shall be made in the following manner:
(a) Within 60 days following receipt by the Compensation Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Compensation Committee shall notify the claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. Notwithstanding the forgoing, if the claim relates to a participant who is Disabled, the Compensation Committee shall notify the claimant of the decision within 45 days (which may be extended for an additional 45 days if required by special circumstances).
(b) With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.
(c) The decision of the Compensation Committee shall be final and conclusive.
(v)    Action by Authorized Representative of Claimant. All actions set forth in this Section 7 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by him to act in his behalf on such matters. The Director of Compensation and Benefits and the Compensation Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.
(vi)    Exhaustion of Claims Review Process. A claimant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits prior to his filing a claim for benefits and exhausting his rights to review under this Section 7.

8.
No Right to Continued Employment.     Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in employment by the Company (or any of its affiliated companies).

9.    Restriction on Transfer, Beneficiary. Awards payable under the Plan with respect to a participant are not subject to assignment or alienation, whether voluntary or involuntary. Notwithstanding the foregoing, the Compensation Committee may permit a participant to designate a beneficiary or beneficiaries to receive, in the event of the participant’s death, any Award amounts remaining to be paid under the Plan with respect to the participant. In such case, the participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries. To be effective, any such designation, revocation, or redesignation must be in such written form as the Compensation Committee shall prescribe and must be received by the Compensation Committee prior to the participant’s death. If a participant dies and the participant has not been permitted to designate a beneficiary, the participant has not effectively designated a beneficiary, or all beneficiaries designated by the participant predecease the participant, any Award amounts remaining to be paid under the Plan with respect to the participant, shall be paid to the participant’s spouse, if any, otherwise to the participant’s estate.
10.    Tax Withholding.    There shall be deducted from all Award payments made to a participant, or to a deceased participant’s beneficiary or beneficiaries, any federal, state, or local taxes required by law to be withheld with respect to such payments.
11.    No Restriction on Right to Make Business Decisions. Neither the existence of the Plan, nor the participation of employees therein, shall affect in any way the right or power of the Company or its shareholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Company (or any of its affiliated companies) or any other event or series of events, whether of a similar character or otherwise. The Company (or any of its affiliated companies) shall be free to engage in any transaction or to take any other action which it regards to be in its interest and without regard to the existence of the Plan or any affect upon the participation of employees therein. In making business decisions, the Company or any of its affiliated companies shall not have any fiduciary duty to employees participating in the Plan and shall be free to make all such decisions as if the Plan did not exist.
12.    Source of Payments. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.
13.    Termination and Amendment. The Plan shall continue in effect until terminated by the Compensation Committee or the Company. The termination of the Plan will have no effect on outstanding Awards and such Awards shall be paid out according to the Award terms and conditions. The Compensation Committee may at any time amend or otherwise modify the Plan in such respects as it deems advisable.
14.    Governing Law.    The Plan and all Awards or rights hereunder shall be construed in accordance with and governed by the laws of the state of South Carolina, unless preempted by federal law.
15.    Intent to Comply with Internal Revenue Code Section 409A. This Plan is adopted by the Company with the intent, purpose, and desire that the terms, conditions and administration of this Plan satisfy the requirements of IRC §409A in form and operation for the deferral of taxation related to any Award made pursuant to this Plan until the Award is paid. In addition to any general right the Company has reserved to amend or terminate this Plan, the Compensation Committee shall have the specific authority to interpret, administer, or amend the Plan, retroactively if necessary, in order to effectuate the Company’s intent to defer income taxation on any Award made pursuant to this Plan until paid according to Plan terms and in compliance with Code Section 409A.

This Plan document has been executed on behalf of the Company this 26th day of July, 2012.

FIRST CITIZENS BANK AND TRUST COMPANY, INC.

By: /s/ Jim B. Apple
Its: Chairman and Chief Executive Officer